EXHIBIT 10.10

RYDER SYSTEM, INC.
DEFERRED COMPENSATION PLAN

     This Ryder System, Inc. Deferred Compensation Plan (the “Plan”) is amended and restated as of January 1, 2005. Compensation deferred and vested as of December 31, 2004 shall continue to be governed in accordance with the provisions of the Plan in effect for the year of deferral. The Plan is established and maintained by Ryder System, Inc. (“RSI”) solely for the purpose of providing specified benefits to the members of the Board of Directors of RSI and a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of RSI, and its subsidiaries, that elect to sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

     1.1    “Accounting Date” means each business day of the Plan Year on which the national stock exchanges and the Nasdaq system are open for trading.

     1.2    “Accounting Period” means each period beginning on the day following an Accounting Date and ending on the following Accounting Date.

     1.3    “Affiliate” means any Employer, and any member of a controlled group of corporations, a group of trades or businesses under common control, an affiliated service group of which any Employer is a member or any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code. For purposes hereof: (i) a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof, (ii) a “group of trades or businesses under common control” shall mean a group of trades or businesses under common control as defined in the regulations promulgated under Section 414(c) of the Code; and (iii) an “affiliated service group” shall mean an affiliated service group as defined in Section 414(m) of the Code.

     1.4    “Beneficiary” means the person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive payments of the vested portion of the Participant’s Account after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Beneficiary shall be, in the following order of preference:

     (i)  the Participant’s surviving spouse, or

     (ii) the Participant’s estate.

     1.5    “Board” means the Board of Directors of the Company.

     1.6    “Change of Control” shall be deemed to have occurred if:

          (i)  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of RSI’s outstanding voting securities ordinarily having the right to vote for the election of directors of RSI; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of RSI and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this Section 1.6; or

          (ii)  the individuals who, as of August 18, 1995 constituted the Board of Directors of RSI (the “Board” generally and as of August 18, 1995 the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

          (iii)  there is a reorganization, merger or consolidation of RSI (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of RSI’s outstanding Company Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of RSI immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns RSI or all or substantially all of RSI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of RSI’s outstanding Company Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of RSI, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of RSI or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv)  there is a liquidation or dissolution of RSI approved by the shareholders; or

          (v)  there is a sale of all or substantially all of the assets of RSI. If the sponsor enters into an agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in subsections (i), (ii), (iii), (iv), or (v), and a Participant’s employment is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in subsections (i), (ii), (iii), (iv), or (v), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreements(s), or the passage of such resolution.

     If a Change of Control occurs and if a Participant’s employment is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, a Change of Control shall be deemed to have retroactively occurred on the date immediately prior to the date of such termination of employment.

     1.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

     1.8    “Committee” means the Committee appointed by the Board to administer the Savings Plan in accordance with Article X of the Savings Plan or when applicable, the person to whom the Committee has delegated authority pursuant to Article X of the Savings Plan for the matter in question.

     1.9    “Company” means Ryder System, Inc., a Florida corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

     1.10    “Company Stock” means the common stock of the Company, par value $.50, which is readily tradable on an established securities market.

     1.11    “Compensation” means (i) in the case of an Employee, the sum of the total of all amounts paid to a Participant by an Employer as salary (including commissions) or bonuses for personal services and any Savings Plan Tax-Deferred Contributions or Tax-Deferred Contributions made by the Employer on behalf of a Participant for the Plan Year excluding any other amounts earned by the Participant for the Plan Year but that are deferred under any other plan or arrangement maintained by the Employer, or (ii) in the case of a Director, the Director’s fees including the Director’s annual cash retainer, committee retainer and per diem meeting fees earned by the Director.

     1.12    “Director” means a member of the Board.

     1.13    “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined in a uniform and non-discriminatory manner by the Committee after requiring any medical examinations by a physician or reviewing any medical evidence which the Committee considers necessary, and which results in the Participant’s Separation from Employment.

     1.14    “Eligible Employee” means any Employee who is (i) employed by the Employer, (ii) designated by the Committee to be eligible to participate in the Plan, and (iii) is part of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3)and 401(a)(l) of ERISA, and any regulations relating thereto. Notwithstanding the foregoing, effective as of January 1, 2005, Employees shall only become Eligible Employees on the January 1st, or July 1st next following the date on which the Committee selects the Employee for Plan participation.

     1.15    “Employee” means any employee of (i) the Company or (ii) any other entity that is an Employer as defined in the Savings Plan.

     1.16    “Employer” means (i) the Company and (ii) any other entity that is an Employer as defined in the Savings Plan.

     1.17    “Investment Funds” means those investment options that shall from time to time be made available as investment options under the Plan, as determined by the Committee.

     1.18    “Key Employee” means an Employee who meets the definition of a “key employee” set forth in Section 416(i) of the Code, without regard to paragraph (5) thereof.

     1.19    “Leave of Absence” means an Employee’s leave of absence from active employment with the Company or an Affiliate because of military service, illness which does not constitute a Disability, educational pursuits, services as a juror, or temporarily with a government agency, or any other leave of absence, if (i) such leave of absence is approved by the Company or an Affiliate that employs the Employee, and (ii) upon termination of any such leave of absence, such Employee promptly returns or has returned to the employ of the Company or an Affiliate, without employment (other than military service) elsewhere in the meantime except with the consent of the Company or an Affiliate. The Company or an Affiliate shall determine the first and last days of any Leave of Absence that it approves.

     1.20    “Matching Contributions” means the matching contributions credited to the Participant’s Account in accordance with Section 3.2 of the Plan.

     1.21    “Matching Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Matching Contributions, and any gains or losses allocable thereto.

     1.22    “Participant” means a Director or an Eligible Employee of the Employer who elects to participate in the Plan.

     1.23    “Participant’s Account” means the total amount credited to the account maintained in the Plan in accordance with the provisions of the Plan for each Participant, which represents his total proportionate interest of all accounts under the Plan as of any Accounting Date, and which consists of his Tax-Deferred Contributions Account and his Matching Contributions Account.

     1.24    “Plan” means the Ryder System, Inc. Deferred Compensation Plan.

     1.25    “Plan Year” means the calendar year.

     1.26    “Retirement” means either (i) in the case of an Employee, termination of employment from an Employer at or after Retirement Age or (ii) in the case of a Director, retirement as a member of the Board.

     1.27    “Retirement Age” means the earlier of (i) the date on which a Participant attains age 65, and (ii) the date on which a Participant has both (a) attained age 55 and (b) completed at least 10 years of service. For purposes of this provision, Service shall mean that period of an Employee’s continuous uninterrupted employment with an Employer and any Affiliate, and with any predecessor businesses of the Employer or an Affiliate, conducted as corporations, partnerships, or proprietorships, from the Employee’s last date of hire to the date of termination of his employment for any reason; provided however, that the employment of an Employee, who immediately before his current employment was employed by a predecessor or acquired business continuously up to the date of its merger with or acquisition by the Employer or an Affiliate, shall include only that part of his employment for said business which has occurred after the date fixed for this purpose by the Company and provided that the same date is uniformly fixed for this purpose as to all of the employees of a given predecessor or acquired business. An Employee may work simultaneously for more than one Employer and Affiliate, but the total period of his employment shall not be increased by reason of such simultaneous employment.

     1.28    “Savings Plan” means the Ryder System, Inc. Employee Savings Plan A, established effective January 1, 1984, and as amended from time to time, and the Ryder System, Inc. Employee Savings Plan B, established effective January 1, 1993, and as amended from time to time, and each successor or replacement salaried employees cash or deferred arrangement.

     1.29    “Savings Plan Matching Contributions” means the total of all Matching Contributions made by the Employer for the benefit of a Participant under and in accordance with the terms of the Savings Plan.

     1.30    “Savings Plan Tax-Deferred Contributions” means the Tax Deferred Contributions made by the Employer for the benefit of a Participant under and in accordance with the terms of the Savings Plan.

     1.31    “Separation from Employment” means a discontinuance of the Participant’s employment relationship with the Company and its Affiliates due to Retirement, Disability, death, or other termination of employment (voluntary or involuntary). For purposes of this provision, the employment relationship with the Company and its Affiliates of a Participant entitled to earned vacation time and/or severance pay after he ceases to perform services for the Company and its Affiliates shall be deemed to terminate upon the date his earned vacation time, if any, expires, or if the Participant is entitled to severance pay, then upon the last date on which the Participant is entitled to receive payment of such severance pay from the Company or any Affiliate. The fact that an Employee who is a Participant ceases to elect to have any Tax-Deferred Contributions credited to his Account under the Plan shall not constitute a Separation from Employment, and a Participant’s absence from active employment due to military service or Leave of Absence shall not constitute a Separation from Employment.

     1.32    “Tax-Deferred Contributions” means the compensation reduction contributions credited to the Participant’s Account under Section 3.1 of the Plan.

     1.33    “Tax-Deferred Contributions Account” means the account maintained by the Company under the Plan for a Participant that is credited with the Participant’s Tax-Deferred Contributions, and any gains or losses allocable thereto.

ARTICLE II

ELIGIBILITY

     2.1    Eligibility. An Employee shall be eligible to participate each January 1 or July 1 coincident with or immediately following the date as of which he becomes an Eligible Employee. Each Director shall be eligible to participate in the Plan each January 1 or July 1 coincident with or immediately following election to the Board.

ARTICLE III

CONTRIBUTIONS AND VESTING

     3.1    Tax-Deferred Contributions.

          (i)  Each Participant who is an Eligible Employee, so long as he remains a Participant, may elect (via on-line election) to reduce and defer receipt pursuant to this Plan of his Compensation by an amount equal to the excess of (a) a minimum of 1% and a maximum of 100% of his Compensation, over (b) the amount of his Savings Plan Tax-Deferred Contributions for the Plan Year, if any, after applicable taxes and deductions. The amount of deferral so elected shall be applied against and reduce the Participant’s (x) salary (including commissions), (y) bonuses, or (z) salary, (including commissions) and bonuses, earned during the Plan Year as elected by the Participant (via on-line election).

          (ii)  Each Participant who is a Director, so long as he remains a Participant, may elect (on a form furnished by the Committee and in accordance with Committee rules) to reduce and defer receipt pursuant to this Plan of his Compensation by an amount equal to a minimum of 1% and a maximum of 100% of his Compensation.

          (iii)  A Participant’s election to participate in the Plan shall be effective on a Plan Year basis, and must be made before the beginning of the Plan Year to which it relates, provided that, with respect to any compensation deemed to be “performance-based” under Section 409A of the Code, such election must be made by no later than six months before the end of the performance cycle. Notwithstanding the foregoing, a newly eligible participant may elect to participate in the Plan within 30 days following the date as of which he become an Eligible Employee or Director with respect to compensation earned thereafter in the current Plan Year. The election of an Eligible Employee to enroll in the Plan must be made via on-line election. The election of a Director to enroll in the Plan must be made on a Participant Election and

Enrollment Form. In either case, an enrollment election may not be amended or revoked during the Plan Year to which it relates. The Employer shall withhold, by payroll deduction, the Compensation deferred pursuant to this Section 3.1 from the current Compensation payments of a Participant and credit such withheld amount to a Participant’s Tax-Deferred Contributions Account under the Plan.

     3.2    Matching Contribution.

          (i)  For Participants who are Eligible Employees, and specifically excluding Participants who are Directors, the Employer shall credit to the Participant’s Matching Contributions Account of each such Participant who elects to make an eligible Tax-Deferred Contribution for the Plan Year an amount equal to the excess, if any, of:

          (a)    the amount of the Savings Plan Matching Contribution that would have been credited to such Participant’s Account under the Savings Plan if the Eligible Tax-Deferred Contributions had been made into the Savings Plan, over

          (b)    the Savings Plan Matching Contributions actually allocated to such Participant’s Account under the Savings Plan for the Plan Year.

     For purposes of this provision, the term “Eligible Tax-Deferred Contribution” shall mean the Tax-Deferred Contributions made on behalf of the Participant for the Plan Year pursuant to Section 3.1(i).

          (ii)  Each Matching Contribution for each Participant shall be credited to the Participant’s Account as of the end of the Accounting Period for which the Tax-Deferred Contribution is withheld, or as soon as practicable thereafter. Each Matching Contribution shall be made in cash and shall be invested according to the investment options selected by the Participant. Matching Contributions prior to October 1, 2002 which were made in Company Stock may be exchanged in whole or in part beginning July 1, 2003.

          (iii)  Participants who are Directors shall not be credited with Matching Contributions under this Section 3.2.

     3.3    Vesting.

          (i)  A Participant’s interest in his Tax-Deferred Contributions Account shall be 100% nonforfeitable at all times. A Participant’s interest in his Matching Contributions Account shall become nonforfeitable and vest in accordance with the following schedule, based upon the number of the Participant’s Years of Vesting Service as determined under the Savings Plan.

Number of Years	Vested Percentage of
of Vesting Service	Participant’s Account
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

     Notwithstanding the foregoing, a Participant’s vested percentage shall be 100% (a) if the Participant’s employment with the Employer terminates due to Retirement, or by reason of the Participant’s death or Disability, or (b) in the event that a Change of Control shall occur while the Participant is an Employee of the Employer or an Affiliate.

          (ii)  The nonvested portion of a Participant’s Account that is forfeited shall not be allocated to the Participant’s Account of any other Participant.

ARTICLE IV

INVESTMENT OF PARTICIPANT’S ACCOUNTS

     4.1    Investment. Amounts credited to a Participant’s Account shall be treated as if they were actually invested in the Investment Funds selected by the Participant in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee. Each Director and Eligible Employee upon becoming a Participant shall elect, upon enrollment, the portion of the Participant’s Account, in any whole percentage multiples (or in such other proportions as the Committee may from time to time determine), that are to be treated as if invested in each of the Investment Funds. A Participant may, at such times and in such manner as shall be permitted by the Committee, change such election as to the investment of his Participant’s Account. Sales of Company Stock in the event that there is insufficient liquidity shall be governed by Schedule F of the Rabbi Trust Agreement dated as of October 1, 2002 as follows:

          (i) Withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring a sale of Sponsor Stock Fund units shall be honored for that day.

     (ii) If Available Liquidity has not been exhausted by the aggregate of withdrawals and distributions, then all remaining transactions involving a sale of units in the Sponsor Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Sponsor Stock Fund shall be honored, by group, on a “first in, first out” basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.

          (iii) Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next business day on which there is Available Liquidity.

ARTICLE V

DISTRIBUTIONS

     5.1    Fixed Date Distribution.

          (i)  Upon enrollment, a Participant may make an irrevocable election to receive a lump sum payment of all of the deferral amount at a specific date in the future (the “Fixed Date Distribution”). Provided, however, that each such Fixed Date Distribution shall be paid in a lump sum and shall be paid as soon as practicable following the July 1 of the Plan Year designated by the Participant that is at least two Plan Years after the Plan Year in which such deferral amount is actually deferred.

          (ii)  Should an event occur that triggers a benefit under Section 5.2, any deferral amounts that are subject to a Fixed Date Distribution election under this Section 5.1 shall not be paid in accordance with Section 5.1 but shall be paid in accordance with the other applicable Section. Except that while the Participant is receiving severance payments, Fixed Date Distributions that may come due shall be paid.

     5.2    Distributions for Separation from Employment.

          (i)  Effective as of January 1, 2003, in the case of Disability, death or other termination of employment or Board service (voluntary or involuntary), a Participant shall receive a distribution from the Plan in a lump sum as soon as practicable following the January 1 immediately following such Participant’s Separation from Employment or cessation of Board service. Provided that if the Employee is a Key Employee at the time of such Separation from Employment, the lump sum payment may not be made earlier than 6 months following the date of such Separation from Employment. Provided further that if a Director is also an Employee or a Key Employee at the time of such cessation from service from the Board, the distribution will be delayed until the Participant’s Separation from Employment (or 6 months thereafter for Key Employees). If a participant has a rehire date prior to December 31 of the year in which the separation of employment occurs, and the Participant is an active employee on December 31, no distribution will be made the following January 1.

          (ii)  Notwithstanding the foregoing, effective as of January 1, 2003, each Participant shall elect a method of receipt for distributions from the Plan upon Retirement upon enrollment. The distribution upon Retirement shall be made in a lump sum or in accordance with the Participant’s most recent election on file with the Committee which is effective at least one year prior to the date of the Participant’s Retirement. Such election shall indicate that the Participant has chosen to receive either: (a) a lump sum as soon as practicable following the January 1 immediately following the Participant’s Retirement, or (b) a minimum of 2, and a maximum of 15, annual installments beginning as soon as practicable following the January 1 immediately following the Participant’s Retirement. Each annual installment shall be equal to the value of the vested portion of the Participant’s Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid less any applicable tax withholding. Distributions of amounts contributed to the Plan prior to January 1, 2003 shall be made in accordance with the Participant’s most recent election on file with the Committee which is effective at least one year prior to the Participant’s Separation from Employment or cessation of Board service.

          (iii)  Notwithstanding the foregoing, effective as of January 1, 2005, if a Participant has elected to receive payments in the form of installments, then he may not later elect to accelerate the payment of any installment thereunder. In addition, effective as of January 1, 2005, if a Participant desires to change an election to defer the payment of any benefit, then such election must be made at least 1 year prior to Retirement and the distributions may not commence for at least 5 years from the date the first payment would have been made but for such change.

          (iv)  If a Participant should die before distribution of the entire vested portion of the Participant’s Account has been made to him, any remaining amounts, less applicable withholding taxes, shall be distributed to the Participant’s Beneficiary in the same manner in which such amounts otherwise would have been distributed to the Participant.

          (v)  Notwithstanding the foregoing provisions of this Section 5.2 or the provisions of Section 5.1, the remaining vested portion of a Participant’s Account, less applicable withholding taxes, shall be distributed to the Participant or his Beneficiary, in a lump sum as soon as administratively practicable following a Change of Control.

          (vi)  The value of a Participant’s Account, for purposes of determining the amount to be distributed to the Participant or his Beneficiary, shall be determined as of the Accounting Date immediately preceding the distribution or such other date as the Committee shall determine.

     5.3    Method of Distribution. Distribution of the Participant’s Account shall be made in cash.

     5.4    Hardship Distributions. Upon the written request of a Participant and in the event the Committee determines that an “unforeseeable emergency” has occurred with respect to a Participant, the Participant may be allowed to (i) suspend any deferrals required to be made by the Participant and/or (ii) receive a partial or full payment from the Plan as long as the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets wouldn’t itself cause severe financial hardship). The payout shall not exceed the lesser of (i) the amount the Committee deems to be necessary to meet the emergency or (ii) the Participant’s Account. For this purpose, an “unforeseeable emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising beyond the control of the Participant. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

ARTICLE VI

ADMINISTRATION OF THE PLANS

     6.1    Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

     6.2    General Powers of Administration. All provisions set forth in the Savings Plan with respect to the administrative powers and duties of the Committee and procedures for filing claims shall also be applicable with respect to the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan. All expenses of administration relating to the Plan may be debited against the Participant’s Account, in the same manner as expenses are charged to accounts under the Savings Plan.

ARTICLE VII

AMENDMENT OR TERMINATION

     7.1    Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, by resolution of the Board or by action of any committee thereof, to amend or terminate the Plan when, in the sole opinion of the Board or the committee, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board, or by action of a committee thereof, and shall be effective as of the date of such resolution or action unless specifically provided otherwise.

     7.2    Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Participant’s Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in the Participant’s Account shall be made to the Participant or his Beneficiary in the manner and at the time described in Article V of the Plan. No additional credits of Tax Deferred Contributions or Matching Contributions shall be made to the Participant’s Account for periods after termination of the Plan, but the Committee shall continue to credit gains and losses to the Participant’s Account, until the balance of such Participant’s Account has been fully distributed to the Participant or his Beneficiary.

ARTICLE VIII

GENERAL PROVISIONS

     8.1    Participant’s Rights Unsecured. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. However, the Company may transfer assets to cover all or a portion of the value of Participant Accounts in a trust for the benefit of the Participants which such trust shall be subject to the rights of creditors of the Company. Although the value of each Participant’s Account will be measured as if such Accounts were invested in the Investment Funds selected by the Participant pursuant to the Plan, neither the Company nor any other Employer or the trust shall be required to invest any assets in any Investment Funds, and if the Company or any other Employer does in fact make any investments in any Investment Funds, the Participant or Beneficiary shall have no rights in or claims against any such investments. The right of a Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the trust and against the general assets of his Employer and the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company or any other Employer.

     8.2    No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other person or entity that the assets of the Company or any other Employer will be sufficient to pay any benefit hereunder.

     8.3    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings.

     8.4    Applicable Law. Except to the extent preempted by ERISA or other Federal law, the Plan shall be construed and administered under the laws of the State of Florida.

     8.5    Indirect Payment of Benefits. If any Participant or his Beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder, payment may be made to the guardian or other legal representative of such Participant or Beneficiary or, if none, to such person or institution who, in the opinion of the Committee, is then maintaining or has custody of such Participant or Beneficiary. Such payments shall constitute a full discharge with respect thereto.

     8.6    Notice of Address. Each person entitled to a benefit under the Plan must file with the Employer or the Company, in writing, his post office address and each change of post office address which occurs between the date of his termination of service with the Employer or the Company and the date he ceases to be a Participant. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Committee, the Company, nor the Employer shall be obliged to search for or ascertain his whereabouts.

     8.7    Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his last post office address as shown on the Company’s or the Employer’s records. Any notice to the Committee, the Company or the Employer shall be properly given or filed upon receipt by the Committee, the Company or the Employer, as the case may be, at such address as may be specified from time to time by the Committee.

     8.8    Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

     8.9    Unclaimed Payments. If a Participant or his Beneficiary fails to apprise the Committee of changes in the address of the Participant or Beneficiary, and the Committee is unable to communicate with the Participant or Beneficiary at the address last recorded by the Committee within five years after any benefit becomes due and payable from the Plan to the Participant or Beneficiary, the Committee may mail a notice by registered mail to the last known address of such person outlining the following action to be taken unless such person makes written reply to the Committee within 60 days from the mailing of such notice: The Committee may direct that such benefit and all further benefits with respect to such person shall be discontinued and all liability for the payment thereof shall terminate.

     8.10    Employer-Employee Relationship. The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee or otherwise act with relation to him. Each Employer may take any action (including discharge) with respect to any Employee or other person and may treat him without regard to the effect which such action or treatment might have upon him as a Participant of this Plan.

     8.11    Receipt and Release. Any final payment or distribution to any Participant, his Beneficiary or his legal representative in accordance with this Plan shall be in full satisfaction of all claims against the Committee, the Company, and the Employer; the Employer, the Company, or the Committee may require a Participant, his Beneficiary or his legal representative to execute a receipt and release of all claims under this Plan upon a final payment or distribution or a receipt to the extent of any partial payment or distribution; and the form of any such receipt and release shall be determined by the Employer, the Company or the Committee.

     8.12    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company, the Committee, nor any individual acting as employee or agent of the Company or the Committee shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

     8.13    Withholding of Taxes. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

     8.14    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

     8.15    Miscellaneous. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.